                                                        EXHIBIT 99(a)


SUPPLEMENTARY FINANCIAL DATA

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QUARTERLY DATA (UNAUDITED)                                                                        Common Stock*
                                                                                        -----------------------------------
                                                                                        Dividends       Price Range
(In thousands, except per                     Income Before      Net    Net Income      Paid Per   ------------------------
share amounts)                    Revenues    Income Taxes     Income    Per Share       Share       High         Low
---------------------------------------------------------------------------------------------------------------------------
Fiscal 1997
---------------------------------------------------------------------------------------------------------------------------
   First quarter (13 weeks)       $  67,332     $ 10,058     $  6,458      $  .71      $ .08500   $ 20.750    $ 18.875
   Second quarter (13 weeks)         59,617        8,273        5,273         .58        .09375     25.125      17.750
   Third quarter (13 weeks)          62,963        8,261        5,281         .58        .09375     34.875      23.875
   Fourth quarter (13 weeks)         71,585       11,664        7,644         .84        .09375     40.875      33.000
---------------------------------------------------------------------------------------------------------------------------
       Total Year                 $ 261,497     $ 38,256     $ 24,656      $ 2.71      $ .36625
---------------------------------------------------------------------------------------------------------------------------
Fiscal 1996
---------------------------------------------------------------------------------------------------------------------------
   First quarter (13 weeks)       $  49,988     $  5,964     $  3,764      $  .41      $ .080      $ 16.50    $ 14.38
   Second quarter (14 weeks)         55,474        8,116        5,116         .56        .085        17.75      15.75
   Third quarter (13 weeks)          53,421        7,236        4,896         .55        .085        18.38      16.75
   Fourth quarter (13 weeks)         61,738        9,450        5,990         .66        .085        20.00      17.75
---------------------------------------------------------------------------------------------------------------------------
      Total Year                  $ 220,621     $ 30,766     $ 19,766      $ 2.18      $ .335
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
* The Common Stock of McDonald & Company Investments, Inc., is listed on the New York Stock Exchange. The trading symbol is MDD. At April 25, 1997, the approximate number of stockholders of record was 1,020.
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